File No. 333-235586

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 2020

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.   [   ]

Post-Effective Amendment No.  1

JNL Variable Fund LLC
(Exact Name of Registrant as Specified in Charter)

1 Corporate Way
Lansing, Michigan 48951
(Address of Principal Executive Offices)

(517) 381-5500
(Registrant’s Area Code and Telephone Number)

225 West Wacker Drive
Chicago, Illinois 60606
(Mailing Address)

With copies to:

EMILY J. BENNETT, ESQ. JNL Variable Fund LLC 1 Corporate Way Lansing, Michigan 48951	PAULITA PIKE, ESQ. Ropes & Gray LLP 191 North Wacker Drive Chicago, Illinois 60606

Approximate Date of Proposed Public Offering:
As soon as practicable after this Registration Statement becomes effective.

This Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 shall become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.
Title of securities being registered: Class A and Class I Shares of beneficial interest in the series of the registrant designated as the JNL/Mellon Nasdaq® 100 Index Fund.
No filing fee is required because the registrant is relying on Section 24(f) of the Investment Company Act of 1940, as amended, pursuant to which it has previously registered an indefinite number of shares (File Nos. 333-68105 and 811-09121).

JNL VARIABLE FUND LLC

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Letter to Contract Owners*

Notice of Special Meeting*

Contract Owner Voting Instructions*

Part A - Proxy Statement/Prospectus*

Part B - Statement of Additional Information*

Part C - Other Information

Signature Page

Exhibits

*Incorporated by reference from Registrant’s Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on December 23, 2019 and subsequently filed in definitive form pursuant to Rule 497 on February 10, 2020 (the “Registration Statement”).

Explanatory Note

This post-effective amendment is being filed solely for the purpose of including in the Registration Statement the opinion of Ropes & Gray LLP as to tax matters (Exhibit 12) for the reorganization of the JNL/Mellon S&P 1500 Growth Index Fund into the JNL/Mellon Nasdaq® 100 Index Fund.

JNL VARIABLE FUND LLC

PART C
OTHER INFORMATION

Item 15. Indemnification

Article VI of the Registrant's Operating Agreement provides the Registrant shall indemnify each current and former member of its Board and each of its officers (including persons who serve at the Registrant 's request as directors, officers or managers of another organization in which the Registrant has any interest as a shareholder, creditor or otherwise and each current and former Member’s and officer’s and such other person’s heirs, executors and administrators) (each hereinafter referred to as a "Covered Person") against all judgments, fines, settlements and expenses to the fullest extent authorized, and in the manner permitted, by applicable federal and state law, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil, criminal, administrative or investigative, and any appeal therefrom, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Covered Person.

The Registrant shall advance the expenses of Covered Persons who are parties to any Proceeding to the fullest extent permitted, by applicable federal and state law. For purposes of this paragraph, "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative. The Registrant shall indemnify each Covered Person against, or advance the expenses of any Covered Person for, the amount of any deductible provided in any liability insurance policy maintained by the Registrant. The foregoing indemnification arrangements are subject to the provisions of Section 17(h) of the Investment Company Act of 1940.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to managers, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a manager, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such manager, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

In addition to the above indemnification, Jackson National Life Insurance Company extends its indemnification of its own officers, directors and employees to cover such persons' activities as officers, managers or employees of the Registrant.

Item 16. Exhibits
(1)			Certificate of Formation of Registrant, dated October 15, 1998.[1]

(2)			Amended and Restated Operating Agreement of Registrant, dated September 6, 2019.[14]

(3)			Not Applicable

(4)			Plan of Reorganization, previously filed as Appendix A to the Registration Statement on Form N-14 on December 23, 2019, is incorporated by reference.

(5)			Provisions of instruments defining the rights of holders of the securities being registered are contained in the Registrant’s Amended and Restated Operating Agreement (See Exhibit (2) above).

(6)	(a)		Jackson National Asset Management, LLC (“JNAM”)

		(i)	Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective December 1, 2012.[3]

		(ii)	Amendment, effective April 29, 2013, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective December 1, 2012.[3]

		(iii)	Amendment, effective May 30, 2013, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective December 1, 2012.[4]

		(iv)	Amendment, effective September 16, 2013, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective December 1, 2012.[4]

		(v)	Amendment, effective June 4, 2014, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective December 1, 2012.[6]

		(vi)	Amendment, effective September 15, 2014, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective December 1, 2012.[6]

		(vii)	Amendment, effective April 27, 2015, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective December 1, 2012.[7]

		(viii)	Amendment, effective July 1, 2015, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective December 1, 2012.[8]

		(ix)	Amendment, effective September 28, 2015, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective December 1, 2012.[8]

		(x)	Amendment, effective April 25, 2016, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective December 1, 2012.[9]

		(xi)	Amendment, effective April 24, 2017, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective December 1, 2012.[1][0]

		(xii)	Amendment, effective September 25, 2017, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective December 1, 2012.[11]

		(xiii)	Amendment, effective June 24, 2019, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective December 1, 2012.[14]

		(xiv)	Amendment, effective September 6, 2019, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective December 1, 2012.[14]

	(b)		Mellon Investments Corporation (originally, Mellon Capital Management Corporation) (“Mellon”)

		(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[3]

		(ii)	Amendment, effective February 20, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[3]

		(iii)	Amendment, effective April 29, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[3]

		(iv)	Amendment, effective May 30, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[4]

		(v)	Amendment, effective September 16, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[4]

		(vi)	Amendment, effective December 17, 2013, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[5]

		(vii)	Amendment, effective June 4, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[6]

		(viii)	Amendment, effective September 15, 2014, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[6]

		(ix)	Amendment, effective April 27, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[7]

		(x)	Amendment, effective July 1, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[8]

		(xi)	Amendment, effective September 28, 2015, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[8]

		(xii)	Amendment, effective April 25, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[9]

		(xiii)	Amendment, effective August 31, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[1][0]

		(xiv)	Amendment, effective September 19, 2016, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[1][0]

		(xv)	Amendment, effective April 24, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[1][0]

		(xvi)	Amendment, effective July 1, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[11]

		(xvii)	Amendment, effective September 25, 2017, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[11]

		(xviii)	Amendment, effective January 31, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[12]

		(xix)	Amendment, effective August 13, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[13]

		(xx)	Amendment, effective August 31, 2018, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[13]

		(xxi)	Amendment, effective January 2, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[13]

		(xxii)	Amendment, effective January 25, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[13]

		(xxiii)	Amendment, effective June 24, 2019, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective December 1, 2012.[14]

(7)		(i)	Second Amended and Restated Distribution Agreement between Registrant and Jackson National Life Distributors LLC (“JNLD”), effective July 1, 2017.[11]

		(ii)	Amendment, effective September 25, 2017, to Second Amended and Restated Distribution Agreement between Registrant and JNLD, effective July 1, 2017.[11]

		(iii)	Amendment, effective June 24, 2019, to Second Amended and Restated Distribution Agreement between Registrant and JNLD, effective July 1, 2017.[14]

(8)			Not Applicable.

(9)		(i)	Custody Agreement between State Street Bank and Trust Company (“State Street”) and JNL Series Trust, dated December 30, 2010.[8]

		(ii)	Amendment, effective September 2, 2014, to the Custody Agreement between State Street and JNL Series Trust, dated December 30, 2010.[8]

(iii)
Amendment, effective April 27, 2015, to Custody Agreement between State Street and JNL Series Trust, dated December 30, 2010, to add Registrant; other additional registered investment companies (“RICs”); and JNL/AllianceBernstein Dynamic Asset Allocation Fund Ltd. and JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund Ltd. (collectively, “Cayman Entities”) as parties.[8]

		(iv)	Amendment, effective September 28, 2015, to Custody Agreement between State Street, JNL Series Trust, Registrant, RICs and Cayman Entities, dated December 30, 2010.[8]

		(v)	Amendment, effective April 25, 2016, to Custody Agreement between Registrant, State Street, RICs and Cayman Entities, dated December 30, 2010.[9]

		(vi)	Amendment, effective September 19, 2016, to Custody Agreement between Registrant, State Street, RICs and Cayman Entities, dated December 30, 2010.[1][0]

		(vii)	Amendment, effective April 24, 2017, to Custody Agreement between Registrant, State Street, RICs and Cayman Entities, dated December 30, 2010.[1][0]

		(viii)	Amendment, effective September 25, 2017, to Custody Agreement between Registrant, State Street, RICs and Cayman Entities, dated December 30, 2010.[11]

		(ix)	Amendment, effective March 9, 2018, to Custody Agreement between Registrant, State Street, RICs and Cayman Entities, dated December 30, 2010, to add PPM Funds as a party.[12]

		(x)	Amendment, effective June 29, 2018, to Custody Agreement between Registrant, State Street, RICs, Cayman Entities, and PPM Funds, dated December 30, 2010.[13]

(xi)
Amendment, effective August 13, 2018, to Custody Agreement between Registrant, State Street, RICs, Cayman Entities, and PPM Funds, dated December 30, 2010.[13] (This amendment adds JNL Multi-Manager Alternative Fund (Boston Partners) Ltd. and JNL/Eaton Vance Global Macro Absolute Return Advantage Fund Ltd., additional “Cayman Entities,” as parties.)

(xii)
Amendment, effective April 29, 2019, to Custody Agreement between Registrant, State Street, RICs, Cayman Entities, and PPM Funds, dated December 30, 2010.[13] (This amendment removes JNL/AB Dynamic Asset Allocation Fund Ltd. as a party.)

		(xiii)	Amendment, effective June 24, 2019, to Custody Agreement between Registrant, State Street, RICs, Cayman Entities, and PPM Funds, dated December 30, 2010.[14]

(10)	(a)	(i)	Amended and Restated Distribution Plan, adopted July 1, 2017.[11]

		(ii)	Amendment, effective September 25, 2017, to Amended and Restated Distribution Plan, adopted July 1, 2017.[11]

		(iii)	Amendment, effective June 24, 2019, to Amended and Restated Distribution Plan, adopted July 1, 2017.[14]

	(b)	(i)	Multiple Class Plan, dated April 29, 2013.[3]

		(ii)	Amendment, effective September 16, 2013, to Multiple Class Plan, dated April 29, 2013.[4]

		(iii)	Amendment, effective September 15, 2014, to Multiple Class Plan, dated April 29, 2013.[6]

		(iv)	Amendment, effective April 27, 2015, to Multiple Class Plan, dated April 29, 2013.[7]

		(v)	Amendment, effective September 28, 2015, to Multiple Class Plan, dated April 29, 2013.[8]

		(vi)	Amendment, effective April 25, 2016, to Multiple Class Plan, dated April 29, 2013.[9]

		(vii)	Amendment, effective April 24, 2017, to Multiple Class Plan, dated April 29, 2013.[1][0]

		(viii)	Amendment, effective September 25, 2017, to Multiple Class Plan, dated April 29, 2013.[11]

		(ix)	Amendment, effective June 24, 2019, to Multiple Class Plan, dated April 29, 2013.[14]

(11)			Opinion and Consent of Counsel regarding legality of shares being registered.[14]

(12)			Opinion and Consent of Counsel regarding tax matters and consequences to members discussed in the Proxy Statement and Prospectus, attached hereto.

(13)	(a)	(i)	Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[2]

		(ii)	Amendment, effective April 29, 2013, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[3]

		(iii)	Amendment, effective May 30, 2013, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[4]

		(iv)	Amendment, effective September 5, 2013, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[4]

		(v)	Amendment, effective September 16, 2013, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[4]

		(vi)	Amendment, effective June 4, 2014, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[6]

		(vii)	Amendment, effective September 15, 2014, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[6]

		(viii)	Amendment, effective April 27, 2015, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[7]

		(ix)	Amendment, effective September 28, 2015, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[8]

		(x)	Amendment, effective October 1, 2015, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[8]

		(xi)	Amendment, effective April 25, 2016, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[9]

		(xii)	Amendment, effective April 24, 2017, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[1][0]

		(xiii)	Amendment, effective September 25, 2017, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[11]

		(xiv)	Amendment, effective January 1, 2019, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[13]

		(xv)	Amendment, effective June 24, 2019, to Amended and Restated Administration Agreement between Registrant and JNAM, effective February 28, 2012.[14]

	(b)	(i)	Administrative Fee Waiver Agreement between Registrant and JNAM, effective September 25, 2017.[11]

		(ii)	Amendment, effective April 30, 2018, to Administrative Fee Waiver Agreement between Registrant and JNAM, effective September 25, 2017.[12]

		(iii)	Amendment, effective June 24, 2019, to Administrative Fee Waiver Agreement between Registrant and JNAM, effective September 25, 2017.[14]

	(c)	(i)	Amended and Restated Anti-Money Laundering Agreement between Registrant and Jackson National Life, dated November 27, 2012.[3]

		(ii)	Amendment, effective June 29, 2018, to Amended and Restated Anti-Money Laundering Agreement between Registrant and Jackson National Life, dated November 27, 2012.[13]

	(d)	(i)	Amended and Restated Contract Owner Information Agreement, pursuant to Rule 22c-2 between Registrant and Jackson National Life Insurance Company and its Separate Accounts, dated April 1, 2016.[9]

(ii)
Amendment, effective June 29, 2018, to Amended and Restated Contract Owner Information Agreement, pursuant to Rule 22c-2 between Registrant and Jackson National Life Insurance Company and its Separate Accounts, dated April 1, 2016.[13]

	(e)	(i)
Amended and Restated Contract Owner Information Agreement, pursuant to Rule 22c-2 between Registrant and Jackson National Life Insurance Company of New York and its Separate Accounts, dated April 1, 2016.[9]

(ii)
Amendment, effective June 29, 2018, to Amended and Restated Contract Owner Information Agreement, pursuant to Rule 22c-2 between Registrant and Jackson National Life Insurance Company of New York and its Separate Accounts, dated April 1, 2016.[13]

	(f)	(i)
Master InterFund Lending Agreement, dated as April 27, 2015, by and among the series listed of the Registrant, JNL Series Trust, JNL Investors Series Trust, JNL Strategic Income Fund LLC, Jackson Variable Series Trust and Curian Series Trust and JNAM and Curian Capital LLC.[7]

		(ii)	Amendment, effective February 2, 2016, to Master Interfund Lending Agreement dated April 27, 2015.[9]

		(iii)	Amendment, effective June 1, 2018, to Master Interfund Lending Agreement dated April 27, 2015.[13]

	(g)	(i)	Amended and Restated Transfer Agency Agreement between Registrant and JNAM, effective February 28, 2012.[2]

		(ii)	Amendment, effective April 29, 2013, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, effective February 28, 2012.[3]

		(iii)	Amendment, effective September 16, 2013, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, effective February 28, 2012.[4]

		(iv)	Amendment, effective September 15, 2014, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, effective February 28, 2012.[6]

		(v)	Amendment, effective April 27, 2015, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, effective February 28, 2012.[7]

		(vi)	Amendment, effective September 28, 2015 to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, effective February 28, 2012.[8]

		(vii)	Amendment, effective April 25, 2016, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, effective February 28, 2012.[9]

		(viii)	Amendment, effective April 24, 2017, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, effective February 28, 2012.[1][0]

		(ix)	Amendment, effective September 25, 2017, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, effective February 28, 2012.[11]

		(x)	Amendment, effective June 24, 2019, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, effective February 28, 2012.[14]

(14)			Consent of Independent Registered Public Accounting Firm.[14]

(15)			None.

(16)			Powers of Attorney, dated June 1, 2019.[14]

(17)			Form of Proxy and Voting Instruction Cards.[14]

[1]
Incorporated by reference to Registrant's initial registration statement on Form N-1A (333-68105; 811-09121) (“Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) on November 30, 1998.

[2]	Incorporated by reference to Registrant's Post-Effective Amendment No. 29 to Registration Statement filed with the SEC on April 26, 2012.
[3]	Incorporated by reference to Registrant's Post-Effective Amendment No. 31 to Registration Statement filed with the SEC on April 26, 2013.
[4]	Incorporated by reference to Registrant's Post-Effective Amendment No. 33 to Registration Statement filed with the SEC on September 13, 2013.
[5]	Incorporated by reference to Registrant's Post-Effective Amendment No. 35 to Registration Statement filed with the SEC on April 25, 2014.
[6]	Incorporated by reference to Registrant's Post-Effective Amendment No. 38 to Registration Statement filed with the SEC on September 12, 2014.
[7]	Incorporated by reference to Registrant's Post-Effective Amendment No. 40 to Registration Statement filed with the SEC on April 24, 2015.
[8]	Incorporated by reference to Registrant's Post-Effective Amendment No. 42 to Registration Statement filed with the SEC on September 25, 2015.
[9]	Incorporated by reference to Registrant's Post-Effective Amendment No. 44 to Registration Statement filed with the SEC on April 22, 2016.
[10]	Incorporated by reference to Registrant's Post-Effective Amendment No. 46 to Registration Statement filed with the SEC on April 20, 2017.
[11]	Incorporated by reference to Registrant's Post-Effective Amendment No. 52 to Registration Statement filed with the SEC on September 21, 2017.
[12]	Incorporated by reference to Registrant's Post-Effective Amendment No. 54 to Registration Statement filed with the SEC on April 26, 2018.
[13]	Incorporated by reference to Registrant's Post-Effective Amendment No. 57 to Registration Statement filed with the SEC on April 25, 2019.
[14]	Incorporated by reference to Registrant’s Pre-Effective Amendment No.1 to its Registration Statement on Form N-14 filed with the SEC on December 23, 2019.

Item 17. Undertakings

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The Registrant agrees to file an executed copy of the opinion of counsel supporting the tax consequences of the proposed reorganization as an amendment to this Registration Statement within a reasonable time after receipt of such opinion.

SIGNATURES

As required by the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement has been signed on behalf of the Registrant, in the City of Lansing and the State of Michigan on the 12th day of May 2020.

JNL VARIABLE FUND LLC

/s/ Emily J. Bennett *
Emily J. Bennett
Assistant Secretary

As required by the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Emily J. Bennett *	May 12, 2020
Eric O. Anyah
Manager

/s/ Emily J. Bennett *	May 12, 2020
Michael Bouchard
Manager

/s/ Emily J. Bennett *	May 12, 2020
Ellen Carnahan
Manager

/s/ Emily J. Bennett *	May 12, 2020
William Crowley
Manager

/s/ Emily J. Bennett *	May 12, 2020
Michelle Engler
Manager

/s/ Emily J. Bennett *	May 12, 2020
John W. Gillespie
Manager

/s/ Emily J. Bennett *	May 12, 2020
William R. Rybak
Manager

/s/ Emily J. Bennett *	May 12, 2020
Mark S. Wehrle
Manager

/s/ Emily J. Bennett *	May 12, 2020
Edward C. Wood
Manager

/s/ Emily J. Bennett *	May 12, 2020
Patricia A. Woodworth
Manager

/s/ Emily J. Bennett *	May 12, 2020
Mark D. Nerud
Manager, President and Chief Executive Officer (Principal Executive Officer)

/s / Emily J. Bennett *	May 12, 2020
Daniel W. Koors
Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)

* By Emily J. Bennett, Attorney In Fact

EXHIBIT LIST

(12)	Opinion and Consent of Counsel regarding tax matters and consequences to shareholders discussed in the Proxy Statement and Prospectus.